Exhibit 10.14

Non-Employee Director Compensation Summary

Voyager Pharmaceutical Corporation’s (the “Company’s”) non-employee directors, upon the consummation of the Company’s initial public offering, will consist of: (i) James D. Artman; (ii) William E. McConville; (iii) Tommy G. Thompson; and (vii) Michael Reagan. Each non-employee director is entitled to receive an annual retainer of $75,000 for service as a director and an annual fee of $5,000 for each committee of the board of directors on which such director serves. In addition, the chair of the audit committee will receive an additional annual retainer of $15,000 and the other committee chairs will receive an additional annual retainer of $10,000. The Company will reimburse each non-employee member of the board of directors for out-of-pocket expenses incurred in connection with attending board and committee meetings.

In October 2005, the Company’s board of directors approved a program under the Company’s 2005 Stock Incentive Plan pursuant to which each non-employee director will receive an option to purchase 25,000 shares of the Company’s common stock upon his or her appointment to the board of directors. These options shall vest to the extent of one-third of the shares on each of the first, second and third anniversaries of the grant date, subject to the non-employee director’s continued service as a director.

In connection with the appointment to the board of directors that shall become effective upon consummation of the Company’s initial public offering, in June 2005 the Company granted an option to purchase 25,000 shares of its common stock to each of its non-employee director nominees with an exercise price of $10.00 per share. These options will vest to the extent of one-third of the shares on each of the first, second and third anniversaries of the consummation of the Company’s initial public offering, subject to each individual’s continued service as a director. In the event a non-employee director is unable or unwilling to serve on the board of directors or if the Company’s initial public offering is not consummated, each of these options will be cancelled.

Each non-employee director will also receive an annual grant of an option to purchase 10,000 shares of the Company’s common stock at each year’s annual meeting after which he or she will continue to serve as a director, provided each such non-employee director has served on the board of directors for at least six months. These options will vest on the first anniversary of the grant date, subject to the non-employee director’s continued service as a director. Each non-employee director stock option will be exercisable at such times as the board of directors may specify in the applicable option agreement; provided, however, that no option will be granted to a non-employee director for a term in excess of 10 years. The exercise price of all of these options will equal the fair market value of the Company’s common stock on the date of grant.